                                                                     Exhibit 2.1


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                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                                     among:


                           Chordiant Software, Inc.,
                            a Delaware corporation;


                           Puccini Acquisition Corp.,
                          a Delaware corporation; and


                             Prime Response, Inc.,
                             a Delaware corporation



                          ___________________________

                          Dated as of January 8, 2001
                          ___________________________


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

                               TABLE OF CONTENTS

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SECTION 1.  Description of Transaction.........................................................   2
     1.1    Merger of Merger Sub into the Company..............................................   2
     1.2    Effect of the Merger...............................................................   2
     1.3    Closing; Effective Time............................................................   2
     1.4    Certificate of Incorporation and Bylaws; Directors and Officers....................   2
     1.5    Conversion of Shares...............................................................   2
     1.6    Closing of the Company's Transfer Books............................................   4
     1.7    Exchange of Certificates...........................................................   4
     1.8    Tax Consequences...................................................................   5
     1.9    Accounting Consequences............................................................   5
     1.10   Further Action.....................................................................   5
SECTION 2.  Representations and Warranties of the Company......................................   6
     2.1    Subsidiaries; Due Organization; Etc................................................   6
     2.2    Certificate of Incorporation and Bylaws............................................   6
     2.3    Capitalization, Etc................................................................   6
     2.4    SEC Filings; Financial Statements..................................................   8
     2.5    Absence of Changes.................................................................   9
     2.6    Title to Assets....................................................................  11
     2.7    Receivables; Customers.............................................................  11
     2.8    Real Property; Equipment; Leasehold................................................  12
     2.9    Proprietary Assets.................................................................  12
     2.10   Contracts..........................................................................  14
     2.11   Sale of Products; Performance of Services..........................................  17
     2.12   Liabilities........................................................................  17
     2.13   Compliance with Legal Requirements.................................................  17
     2.14   Certain Business Practices.........................................................  17
     2.15   Governmental Authorizations........................................................  18
     2.16   Tax Matters........................................................................  18
     2.17   Employee and Labor Matters; Benefit Plans..........................................  19
     2.18   Environmental Matters..............................................................  22
     2.19   Insurance..........................................................................  23
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                                       i.
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                               TABLE OF CONTENTS

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     2.20   Transactions with Affiliates.......................................................  23
     2.21   Legal Proceedings; Orders..........................................................  23
     2.22   Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement..  24
     2.23   Section 203 of the DGCL Not Applicable.............................................  24
     2.24   No Existing Discussions............................................................  24
     2.25   Vote Required......................................................................  24
     2.26   Non-Contravention; Consents........................................................  25
     2.27   Fairness Opinion...................................................................  26
     2.28   Financial Advisor..................................................................  26
     2.29   Full Disclosure....................................................................  26
SECTION 3.  Representations and Warranties of Parent and Merger Sub............................  27
     3.1    Due Organization; Subsidiaries; Etc................................................  27
     3.2    Capitalization, Etc................................................................  27
     3.3    SEC Filings; Financial Statements..................................................  28
     3.4    Absence of Certain Changes or Events...............................................  28
     3.5    Proprietary Assets.................................................................  29
     3.6    Liabilities........................................................................  29
     3.7    Legal Proceedings; Orders..........................................................  30
     3.8    Authority; Binding Nature of Agreement.............................................  30
     3.9    Vote Required......................................................................  30
     3.10   Non-Contravention; Consents........................................................  30
     3.11   Full Disclosure....................................................................  31
     3.12   Fairness Opinion...................................................................  31
     3.13   Valid Issuance.....................................................................  31
     3.14   Compliance with Legal Requirements.................................................  32
SECTION 4.  Certain Covenants of the Company and Parent........................................  32
     4.1    Access and Investigation...........................................................  32
     4.2    Operation of the Company's Business................................................  33
     4.3    No Solicitation....................................................................  35
SECTION 5.  Additional Covenants of the Parties................................................  37
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                                      ii.
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                               TABLE OF CONTENTS

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     5.1    Registration Statement; Joint Proxy Statement/Prospectus...........................  37
     5.2    Company Stockholders' Meeting......................................................  37
     5.3    Parent Stockholders' Meeting.......................................................  38
     5.4    Regulatory Approvals...............................................................  39
     5.5    Stock Options and ESPP.............................................................  40
     5.6    Warrants...........................................................................  41
     5.7    Employee Benefits..................................................................  41
     5.8    Indemnification of Officers and Directors..........................................  42
     5.9    Additional Agreements..............................................................  43
     5.10   Disclosure.........................................................................  43
     5.11   Affiliate Agreements...............................................................  43
     5.12   Tax Matters........................................................................  43
     5.13   Letter of the Company's Accountants................................................  44
     5.14   Resignation of Officers and Directors..............................................  44
     5.15   Listing............................................................................  44
     5.16   Board of Directors.................................................................  44
     5.17   MarketSwitch Corporation Warrant...................................................  44
     5.18   Expense Amounts in 2001............................................................  44
SECTION 6.  Conditions Precedent to Obligations of Parent and Merger Sub.......................  45
     6.1    Accuracy of Representations........................................................  46
     6.2    Performance of Covenants...........................................................  46
     6.3    Effectiveness of Registration Statement............................................  46
     6.4    Stockholder Approval...............................................................  46
     6.5    Consents...........................................................................  47
     6.6    Agreements and Documents...........................................................  47
     6.7    HSR Act............................................................................  47
     6.8    Listing............................................................................  47
     6.9    No Restraints......................................................................  47
     6.10   No Governmental Litigation.........................................................  48
     6.11   No Other Litigation................................................................  48
     6.12   MarketSwitch Warrant...............................................................  48
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                                     iii.
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                               TABLE OF CONTENTS

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SECTION 7.  Conditions Precedent to Obligation of the Company..................................  48
     7.1    Accuracy of Representations........................................................  49
     7.2    Performance of Covenants...........................................................  49
     7.3    Effectiveness of Registration Statement............................................  49
     7.4    Stockholder Approval...............................................................  49
     7.5    Documents..........................................................................  49
     7.6    HSR Act............................................................................  50
     7.7    Listing............................................................................  50
     7.8    No Restraints......................................................................  50
SECTION 8.  Termination........................................................................  50
     8.1    Termination........................................................................  50
     8.2    Effect of Termination..............................................................  51
     8.3    Expenses; Termination Fees.........................................................  51
SECTION 9.  Miscellaneous Provisions...........................................................  53
     9.1    Amendment..........................................................................  53
     9.2    Waiver.............................................................................  53
     9.3    No Survival of Representations and Warranties......................................  53
     9.4    Entire Agreement; Counterparts.....................................................  53
     9.5    Applicable Law; Jurisdiction.......................................................  53
     9.6    Disclosure Schedule................................................................  54
     9.7    Attorneys' Fees....................................................................  54
     9.8    Assignability......................................................................  54
     9.9    Notices............................................................................  54
     9.10   Cooperation........................................................................  55
     9.11   Severability.......................................................................  55
     9.12   Construction.......................................................................  56
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                                      iv.
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                               TABLE OF CONTENTS

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                                    EXHIBITS

Exhibit A      Certain Definitions

Exhibit B      Form of Certificate of Incorporation of Surviving Corporation

Exhibit C      Form of Affiliate Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

          This Agreement and Plan of Merger and Reorganization ("Agreement") is made and entered into as of January 8, 2001, by and among: Chordiant Software, Inc., a Delaware corporation ("Parent"); Puccini Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and Prime Response, Inc., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                   Recitals

          A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

          B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). For financial reporting purposes, it is intended that the Merger be accounted for as a "purchase".

          C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

          D. In order to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing voting agreements in favor of Parent pursuant to which such stockholders have agreed to vote not less than 40 percent of the Company Common Stock outstanding as of the date of this Agreement in favor of the approval of the Merger and approval of this Agreement.

                                       1.

                                   Agreement

          The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  Description of Transaction

     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, at 1:30 p.m., California time, on a date to be designated by Parent (the "Closing Date"), which shall be as promptly as practical, but in no event later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of such certificate of merger with the Secretary of State of the State of Delaware (the "Effective Time").

     1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

          (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to Exhibit B;

          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

          (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

     1.5  Conversion of Shares.

          (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

                                       2.

          (i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (iii) except as provided in clauses "(i)" and "(ii)" above and subject to Sections 1.5(b), 1.5(c) and 1.5(d), each share of Company Common Stock then outstanding shall be converted into the right to receive 0.60 of a share of Parent Common Stock; and

          (iv) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

The fraction of a share of Parent Common Stock specified in Section 1.5(a)(iii) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is referred to as the "Exchange Ratio."

     (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

     (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, repurchase right, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall assign such repurchase option or repurchase right to Parent and take all such other action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

     (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the Nasdaq National Market on the date the Merger becomes effective.

                                       3.

     1.6 Closing of the Company's Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in
Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

     1.7  Exchange of Certificates.

          (a) On or prior to the Closing Date, Parent shall designate a reputable bank or trust company reasonably satisfactory to the Company to act as exchange agent in the Merger (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

          (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this
Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

                                       4.

          (c) Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any Company Stock Certificate to any Person who may be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 5.11.

          (d) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

          (e) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (f) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

          (g) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

     1.8 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.9 Accounting Consequences. For financial reporting purposes, the Merger is intended to be accounted for as a "purchase."

     1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or

                                       5.

to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.  Representations and Warranties of the Company

     The Company represents and warrants to Parent and Merger Sub as follows:

     2.1  Subsidiaries; Due Organization; Etc.

          (a) The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Part 2.1(a)(i) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Company Disclosure Schedule. (The Company and each of its Subsidiaries are referred to collectively in this Agreement as the "Acquired Corporations.") None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or obligations of, any general partnership, limited partnership or other Entity.

          (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

          (c) Each of the Acquired Corporations is qualified to do business and is in good standing as a foreign corporation or other Entity, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on the Acquired Corporations.

     2.2 Certificate of Incorporation and Bylaws. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

     2.3  Capitalization, Etc.

          (a) The authorized capital stock of the Company consists of: (i) 60,000,000 shares of Company Common Stock, of which 20,482,070 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 1,000,000 shares of Company Preferred Stock, of which no shares are outstanding. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly

                                       6.

issued, and are fully paid and nonassessable. As of the date of this Agreement, there are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a)(i) of the Company Disclosure
Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right under any provision of the Delaware General Corporation Law, the Company's certificate of incorporation or bylaws or any agreement to which the Company is a party or is bound; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

          (b) Part 2.3(b)(i) of the Company Disclosure Schedule identifies each stock option plan or similar plan with respect to which the Company or any predecessor company, or any of the Company's Subsidiaries, has granted or may in the future grant any stock options, and sets forth the number of shares of Company Common Stock that, as of the date of this Agreement, are reserved for future issuance upon the exercise of stock options granted and outstanding under such plan. Stock options (including stock options granted pursuant to stock option plans adopted by the Company, stock options granted pursuant to stock option plans assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) pursuant to which the Company is or may be required to issue shares of Company Common Stock are referred to in this Agreement as "Company Options." As of the date of this
Agreement: (i) 120,000 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 1999 Outside Director Stock Option Plan; (ii) 294,746 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 1998 Stock Option/Stock Issuance Plan; and (iii) 300,000 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1999 Employee Stock Purchase Plan ("ESPP"). As of the date of this Agreement: (i) 80,000 Company Common Shares are subject to issuance pursuant to the exercise of stock options granted and outstanding under the Company's 1999 Outside Director Stock Option Plan, of which 80,000 shares are currently vested; (ii) 2,199,107 shares of Company Common Stock are subject to issuance pursuant to the exercise of stock options granted and outstanding under the Company's 1998 Stock Option/Stock Issuance Plan, of which 599,058 shares are currently vested; and (iii) no shares of Company Common Stock are subject to issuance pursuant to the exercise of purchase rights granted under the ESPP.
Part 2.3(b)(ii) of the Company Disclosure Schedule sets forth the vesting schedule applicable to all Company Options.

          (c) Part 2.3(c) of the Company Disclosure Schedule identifies all options and warrants to purchase or otherwise acquire Company Common Stock that are outstanding as of the date of this Agreement and are held by Persons that are not employees of any of the Acquired Corporations (collectively, the "Company Warrants") and sets forth the following information with respect to each Company Warrant: (i) the name of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant;
(iii) the exercise price of such Company Warrant; (iv) any conditions to the exercisability of such

                                       7.

Company Warrant; (v) the date on which such Company Warrant expires; and (vi) the effect of the Merger on such Company Warrant. The Company has delivered to Parent accurate and complete copies of the Company Warrants and all Contracts relating thereto.

          (d) Except as set forth in Sections 2.3(a) and 2.3(b) above and in Parts 2.3(b) and 2.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding or contingent security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

          (e) Except as set forth in Part 2.3(e) of the Company Disclosure Schedule, all outstanding capital stock, options, warrants and other securities of the respective Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

          (f) All of the outstanding shares of capital stock of the corporations identified in Part 2.1(a)(i) of the Company Disclosure Schedule have been duly authorized and are validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

     2.4  SEC Filings; Financial Statements.

          (a) The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since March 2, 2000, and all amendments thereto (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company's Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published

                                       8.

rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.

     2.5  Absence of Changes.

          (a) Except as set forth in Part 2.5(a) of the Company Disclosure Schedule, since September 30, 2000:

              (i) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

              (ii) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

              (iii) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or Company Warrants), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options covered by Part 2.3(b)(i) and Company Warrants identified in Part 2.3(b)(ii) of the Company Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

              (iv) none of the Acquired Corporations has received any Acquisition Proposal;

              (v) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

              (vi) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations between September 30, 2000 and the date of this Agreement, exceeds $100,000 in the aggregate;

              (vii) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has amended or terminated, or waived any material right or remedy under, any Material Contract;

                                       9.

               (viii) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness that exceeds $20,000;

               (ix) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of its stock option plans, (ii) any provision of any Contract evidencing or relating to any outstanding Company Option or Company Warrant or (iii) any restricted stock purchase agreement;

               (x) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

               (xi) none of the Acquired Corporations has entered into any material transaction or taken any other material action; and

               (xii) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses Section 2.5(a) "(i)" through "(xi)" above.

          (b) Except as set forth in Part 2.5(b) of the Company Disclosure Schedule, since January 1, 2000:

               (i) there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

               (ii) none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person except for in the ordinary course of business and consistent with past practices, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, except in the ordinary course of business and consistent with past practices, or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

               (iii) none of the Acquired Corporations has (i) adopted, established or entered into any Employee Plan (as defined in Section 2.17), (ii) caused or permitted any Employee Plan to be amended in any material respect, or
(iii) except for the individuals set forth on Part 2.10(a)(i) of the Company Disclosure Schedule, paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

               (iv) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

                                      10.

               (v) none of the Acquired Corporations has made any material Tax election;

               (vi) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or could reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; and

               (vii) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses Section 2.5(b) "(i)" through "(vi)" above.

     2.6 Title to Assets. The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (i) all assets reflected on the Company Unaudited Interim Balance Sheet (except for current assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Unaudited Interim Balance Sheet); and (ii) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations, and (3) liens described in Part 2.6 of the Company Disclosure Schedule.

     2.7  Receivables; Customers.

          (a) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Company Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Company Unaudited Interim Balance Sheet, and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, (ii) are current as of November 30, 2000, and, to the best of the Company's knowledge, will be collected in full, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $250,000 in the aggregate).

          (b) Part 2.7(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

          (c) Part 2.7(c)(i) of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues recorded from, each customer or other Person that accounted for (A) more than $500,000 of the consolidated gross revenues of the Acquired Corporations in fiscal year 1999, or (B) more than $250,000 of the consolidated gross revenues of the Acquired Corporations for the nine months ended September 30, 2000. Since January 1, 2000, the Company has not received any notice or other written communication indicating that any customer or other Person identified in Part 2.7(c)(ii) of the Company Disclosure Schedule intends to cease dealing with any of the Acquired Corporations, to terminate any outstanding software maintenance agreement with any of the Acquired Corporations or may

                                      11.

otherwise materially reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

          (d) The unaudited ranges and numbers, as the case may be, for the revenues, net loss per share and cash position of the Company as of December 29, 2000 as set forth in the Company's December 29, 2000 press release are true and accurate as of December 29, 2000 and there has been no material change to such numbers between the date of such press release and December 31, 2000.

     2.8 Real Property; Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and operating condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. Except as set forth in Part 2.8 of the Company Disclosure Schedule, none of the Acquired Corporations own any real property or any interest in real property. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations' real property leases.

     2.9  Proprietary Assets.

          (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by any of the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of each Proprietary Asset owned by any of the Acquired Corporations that is material to the business of the Acquired Corporations. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations in excess of $10,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to any of the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to any Acquired Corporation under any third party software license generally available to the public), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. The Acquired Corporations have good and valid title to all of the Acquired Corporation Proprietary Assets identified or required to be identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Acquired Corporation Proprietary Assets subject thereto or materially impair the operations of either of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations and with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Acquired Corporation Contract pursuant to which any Person has

                                      12.

any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset, except for the license of the Company's products in the ordinary course of business consistent with past practices.

          (b) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure). Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Company Disclosure Schedule, (i) each current or former employee of any Acquired Corporation who is or was involved in, or who has contributed to, the creation or development of any material Acquired Corporation Proprietary Asset has executed and delivered to such Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of the Principal Statement of Terms and Conditions of Employment or the Proprietary Information and Inventions Agreement previously delivered by the Company to Parent, and (ii) each current and former consultant or independent contractor to any Acquired Corporation who is or was involved in, or who has contributed to, the creation or development of any material Acquired Corporation Proprietary Asset has executed and delivered to such Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of the Principal Statement of Terms and Conditions of Employment or the Proprietary Information and Inventions Agreement previously delivered to Parent. Except as set forth in Part 2.9(b) of the Company Disclosure Schedule, no current or former employee, officer, director, stockholder, consultant or independent contractor of or to any of the Acquired Corporations has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

          (c) To the best of the knowledge of the Company: (i) all patents, trademarks, service marks and copyrights held by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products, systems, software, computer programs, source code, models, algorithms, formula, compounds, inventions, designs, technology, proprietary rights or intangible assets that is or has been designed, licensed, created, developed, assembled, manufactured, sold or otherwise been made available by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person;
(iv) none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (v) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or to the knowledge of the Company, used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

          (d) All necessary registration, maintenance, renewal fees, annuity fees and taxes that are due and owing in connection with each Proprietary Asset identified in Part 2.9(a)(i) of the Company Disclosure Schedule (the "Company Registered Proprietary Assets") have been paid and all necessary documents and certificates in connection with such Company Registered

                                      13.

Proprietary Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining registered or recorded status for such Company Registered Proprietary Assets.

          (e) To the best of the knowledge of the Company, the Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in all respects in the manner in which such business is being conducted. None of the Acquired Corporations has (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of any Acquired Corporation to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

          (f) Except as set forth in Part 2.9(f)(i) of the Company Disclosure Schedule, none of the Acquired Corporations has disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code or the release from any escrow of any other Acquired Corporation Proprietary Asset. Part 2.9(f)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which any of the Acquired Corporations has deposited or is required to deposit with an escrowholder or any other Person of any Acquired Corporation Source Code, and further describes whether the execution of this Agreement or the consummation of any of the transactions contemplated hereby could reasonably be expected to result in the release or disclosure of any Acquired Corporation Source Code or the release or disclosure of any other Acquired Corporation Proprietary Asset.

          (g) To the Company's knowledge, except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by any of the Acquired Corporations to any Person contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routine or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

     2.10 Contracts.

          (a) Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a "Material Contract." (For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract"):

              (i) any Contract (A) relating to the employment of, or the performance of services by, any employee or consultant with an annual salary in excess of $100,000, (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee, independent contractor or director or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 to any current or former employee or director;

                                      14.

          (ii) any Contract relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which (A) any Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available to the public, or (B) any Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis);

          (iii) any Contract that provides for indemnification or exculpation of any officer, director, employee or agent;

          (iv) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to the best of the knowledge of the Company, to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

          (v) any Contract (other than Contracts evidencing Company Options and Company Warrants) (A) relating to the acquisition, redemption, conversion, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

          (vi) any Contract incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent;

          (vii) any Contract pursuant to which (A) any monies have been loaned to any of the Acquired Corporations or to any Person or Entity by any of the Acquired Corporations in excess of $10,000 individually or in excess of $50,000 in the aggregate, or (B) any of the Acquired Corporations have granted a security interest in any of its assets;

          (viii) any Contract relating to any currency hedging;

          (ix)   any Contract containing "standstill" or similar provisions;

          (x) any Contract (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

          (xi) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

                                      15.

          (xii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

          (xiii) any Contract that could reasonably be expected to have a material effect on (A) the business, condition, capitalization, assets, liabilities, operations or financial performance of any of the Acquired Corporations, or (B) the ability of the Company to perform any of its obligations under, or to consummate any of the transactions contemplated by this Agreement; and

          (xiv) any other Contract, if a breach of such Contract could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

The Company has delivered to Parent an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract.

     (b) Each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (c)  Except as set forth in Part 2.10(c) of the Company Disclosure
Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract, except for violations, breaches and defaults that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, (E) result in the disclosure, release or delivery of any Acquired Corporation Source Code, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations; and (iii) since January 1, 1999, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract, except in each such case for breaches that have not had and would not reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

                                      16.

  2.11    Sale of Products; Performance of Services.

          (a) Except as set forth in Part 2.11(a) of the Company Disclosure Schedule, each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements.

          (b) All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in conformity in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

          (c) Except as set forth in Part 2.11(c) of the Company Disclosure Schedule, since January 1, 1999, no customer or other Person has asserted or threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations not otherwise covered by maintenance agreements then in place with such customer.

     2.12 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the Company Unaudited Interim Balance Sheet or the notes thereto; (b) liabilities that have been incurred by the Acquired Corporations since September 30, 2000 in the ordinary course of business and consistent with past practices; (c) liabilities incurred under this Agreement and the other agreements contemplated hereby; and (d) liabilities described in Part 2.12 of the Company Disclosure Schedule.

     2.13 Compliance with Legal Requirements. Each of the Acquired Corporations has complied in all respects with all applicable Legal Requirements, except where the failure to do so would not have a Material Adverse Effect on the Acquired Corporations. Since January 1, 2000, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

     2.14 Certain Business Practices. None of the Acquired Corporations and to the knowledge of the Company, no director, officer, agent or employee of any of the Acquired Corporations has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

                                      17.

     2.15 Governmental Authorizations.

          (a) The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on the Acquired Corporations. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is in substantial compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2000, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, license, manufacture, offer, sell or otherwise make available any of its products, systems, programs, software or services.

          (b) No grant, incentive or subsidy has been provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise.

     2.16 Tax Matters.

          (a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

          (b) The Company Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through September 30, 2000 in accordance with generally accepted accounting principles. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from September 30, 2000 through the Closing Date.

          (c) Except as set forth in Part 2.16(c) of the Company Disclosure Schedule, no Acquired Corporation Return has ever been examined or audited by any Governmental Body and no Acquired Corporation is involved in any current dispute with any Governmental Body with respect to Taxes. To the best of the knowledge of the Company, there is no planned investigation, audit or non-routine visit by any Governmental Body with respect to Taxes. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

                                      18.

          (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Company Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Acquired Corporations has made any distribution of stock of any controlled corporation, as that term is defined in Code Section 355(a)(1).

          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to (alone or in combination with other Contracts, events or circumstances), give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract.

     2.17 Employee and Labor Matters; Benefit Plans.

          (a) Part 2.17(a) of the Company Disclosure Schedule identifies each salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement, but excluding plans or other arrangements providing benefits not in excess of those mandated by foreign law (collectively, the "Employee Plans") sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee of any of the Acquired Corporations.

          (b) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA or any similar pension benefit plan or any occupational

                                      19.

pension scheme or agreement under the laws of any foreign jurisdiction, but excluding plans or other arrangements providing benefits not in excess of those mandated by foreign law, for the benefit of employees or former employees or directors of any of the Acquired Corporations (a "Pension Plan"). No Pension Plan identified in Part 2.17(a) of the Company Disclosure Schedule is or ever has been subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (c) Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, none of the Acquired Corporations maintains, sponsors or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA or any similar welfare benefit plan under the laws of any foreign jurisdiction), for the benefit of any current or former employees or directors of any of the Acquired Corporations (a "Welfare Plan").

          (d) With respect to each Employee Plan, the Company has delivered to
Parent: (i) an accurate and complete copy of such Employee Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Employee Plan for each of the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Plan, (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Employee Plan (if such Employee Plan is intended to be qualified under Section 401(a) of the Code).

          (e) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, except for the Acquired Corporations. None of the Acquired Corporations has ever been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. None of the Employee Plans identified in the Company Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA). None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either
Section 4207 or 4208 of ERISA).

          (f) Each Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, effective upon not more than thirty (30) days notice to affected parties and without liability (other than liability for benefits accrued through the date of the amendment or termination and ordinary administrative expenses typically incurred in a termination event). None of the Acquired Corporations has any plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan

                                      20.

or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of any of the Acquired Corporations. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened against or with respect to any such Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor (other than routine benefits claims that would reasonably be expected to result in material liability to the Company).

          (g) No Employee Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of any of the Acquired Corporations after any termination of service of such employee or director (other than benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code).

          (h) With respect to any Employee Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code ("COBRA") have been complied with in all material respects.
Part 2.17(h) of the Company Disclosure Schedule describes all obligations of the Acquired Corporations as of the date of this Agreement under any of the provisions of COBRA.

          (i) Each of the Employee Plans has been initiated, operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements. The Acquired Corporations have performed all of their respective obligations under the Employee Plans in all material respects. All contributions required to be made and liabilities accrued under each of the Employee Plans or applicable Legal Requirements, including applicable foreign Legal Requirements, have been timely made or fully accrued on the Company's financial statements.

          (j) Each of the Employee Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred that would adversely affect such determination.

          (k) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of any of the Acquired Corporations (whether or not under any Employee Plan), or materially increase the benefits payable or provided under any Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits. Without limiting the generality of the foregoing (and except as set forth in Part 2.17(k) of the Company Disclosure Schedule), the consummation of the Merger will not result in the acceleration of vesting of any unvested Company Options.

          (l) Part 2.17(l) of the Company Disclosure Schedule contains a list of all salaried employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions. None of the Acquired Corporations is a party to any collective bargaining contract or other Contract with a labor union involving any

                                      21.

of its employees. None of the Acquired Corporations is a party to any works agreement or any other contract with a works council under the laws of any foreign jurisdiction. All of the employees of the Acquired Corporations are "at will" employees, to the extent permitted by applicable law.

          (m) Part 2.17(m) of the Company Disclosure Schedule identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

          (n) Each of the Acquired Corporations is in compliance in all material respects with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters.

          (o) Each of the Acquired Corporations has good labor relations, and none of the Acquired Corporations has any knowledge of any facts indicating that
(i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed.

          (p) None of the Acquired Corporations is aware of any claim, or any potential claim against any of the Acquired Corporations by or on behalf of any past or present employee or independent contractor, including any action against unfair dismissal.

     2.18 Environmental Matters. Each of the Acquired Corporations (i) is in compliance in all material respects with all applicable Environmental Laws and
(ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof, except where the failure to possess such Governmental Authorizations would not have a Material Adverse Effect on the Acquired Corporations. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that any of the Acquired Corporations is not in material compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the material compliance by any of the Acquired Corporations with any Environmental Law in the future. To the best of the knowledge of the Company, (a) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the "National Priorities List" of hazardous waste sites

                                      22.

or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take "removal" or "remedial" action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site. (For purposes of this Section 2.18: (A) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (B) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

     2.19 Insurance. Where available, the Company has delivered to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, operations and employees of the Acquired Corporations and will deliver any such insurance policies that are not available but in effect as of the date hereof to Parent prior to the Closing Date. Each of such insurance policies is in full force and effect. Since January 1, 1999, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.19 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations. The annual premium for the Company's current policy of directors' and officers' liability insurance is $300,000.

     2.20 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.20 of the Company Disclosure
Schedule identifies each Person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

     2.21 Legal Proceedings; Orders.

          (a) Except as set forth in Part 2.21(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal
Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim or dispute exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

                                      23.

          (b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or to the knowledge of the Company, used by any of the Acquired Corporations, is subject. To the best of the knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

     2.22 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has the right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2), and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     2.23 Section 203 of the DGCL Not Applicable. As of the date hereof and at all times on or prior to the Effective Time, the board of directors of the Company has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement. No state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

     2.24 No Existing Discussions. None of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. The Company has not agreed to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights.

     2.25 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

                                      24.

     2.26 Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement by the Company, nor (2) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or, to the knowledge of the Company, used by any of the Acquired Corporations, is subject;

          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

          (d) except as set forth in Part 2.26(d) of the Company Disclosure Schedule, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Material Contract, (iii) accelerate the maturity or performance of any such Material Contract, or (iv) cancel, terminate or modify any term of such Material Contract;

          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or, to the knowledge of the Company, used by any of the Acquired Corporations (except for liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

          (f) result in the release, disclosure or delivery to any escrowholder or other Person of any Acquired Corporation Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

          (g) Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance by

                                      25.

the Company of this Agreement or any of the other agreements referred to in this Agreement by the Company, or (y) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement.

     2.27 Fairness Opinion. The Company's board of directors has received the written opinion of Robertson Stephens, Inc., financial advisor to the Company, dated on or about the date of this Agreement, to the effect that as of such date the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

     2.28 Financial Advisor. Except for Robertson Stephens, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid by the Company to Robertson Stephens, Inc. and all fees, commissions and other amounts that may become payable to Robertson Stephens, Inc. by the Company if the Merger is consummated will not exceed the amounts set forth in the engagement letter dated October 4, 1999 between the Company and Robertson Stephens, Inc. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to may become payable and all indemnification and other agreements related to the engagement of Robertson Stephens, Inc.

     2.29 Full Disclosure.

          (a) This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.6(f) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          (b) None of the information supplied or to be supplied by or on behalf of the Company or any of the other Acquired Corporations for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects

                                      26.

with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

SECTION 3.  Representations and Warranties of Parent and Merger Sub

     Parent and Merger Sub represent and warrant to the Company as follows:

     3.1  Due Organization; Subsidiaries; Etc.

          (a) Parent has no Subsidiaries, except for the corporations identified in Part 3.1(a)(i) of the Parent Disclosure Schedule; and neither Parent nor any of the Entities identified in Part 3.1(a)(i) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(a)(ii) of the Parent Disclosure Schedule. (Parent and each of its Subsidiaries are referred to collectively in this Agreement as the "Parent Corporations.") None of the Parent Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Parent Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or obligations of, any general partnership, limited partnership or other Entity.

          (b) Each of the Parent Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

          (c) Each of the Parent Corporations is qualified to do business and is in good standing as a foreign corporation or other Entity, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on Parent.

     3.2  Capitalization, Etc.

          (a) The authorized capital stock of Parent consists of: (i) 300,000,000 shares of Parent Common Stock; and (ii) 51,000,000 shares of Parent Preferred Stock. As of January 4, 2001, 38,352,335 shares of Parent Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Parent Preferred Stock are issued or outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

          (b) As of the date of this Agreement: (i) 117,689 shares of Parent Common Stock have been issued under Parent's Employee Stock Purchase Plan; and
(ii) 8,687,854 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding stock options.

          (c) Except as set forth in Part 3.2(c) of the Parent Disclosure
Schedule: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right under any provision of the

                                      27.

Delaware General Corporation Law, the certificate of incorporation or bylaws of Parent or any agreement to which the Parent is a party or is bound and (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent.

          (d) Except as set forth in Part 3.2(d) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Parent; (ii) outstanding or contingent security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Parent.

          (e) Except as set forth in Part 3.2(e) of the Parent Disclosure Schedule, all outstanding capital stock, options, warrants and other securities of the Parent have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts, except where the failure to do so would not have a Material Adverse Effect on Parent.

     3.3  SEC Filings; Financial Statements.

          (a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since February 14, 2000 (the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

     3.4  Absence of Certain Changes or Events.

                                      28.

          (a) Between January 1, 2000 and the date of this Agreement there has not been any event or circumstance that has had a Material Adverse Effect on Parent, and no event or circumstance has occurred or, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Parent.

          (b) Between September 30, 2000 and the date of this Agreement: (i) Parent has not declared, accrued, set aside or paid any dividend; (ii) Parent has not received any Parent Acquisition Proposal; (iii) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Parent (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on Parent and (iv) there has been no amendment to the certificate of incorporation or bylaws of Parent, and Parent has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction.

     3.5  Proprietary Assets.

          (a) Parent has good and valid title to all of the Proprietary Assets owned by Parent that are material to the business of the Parent ("Parent Proprietary Assets"), free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent.

          (b) To the best of the knowledge of Parent: (i) all material patents, trademarks, service marks and copyrights held by Parent are valid, enforceable and subsisting; (ii) none of the Parent Proprietary Assets and no Proprietary Asset that is currently being developed by Parent (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products, systems, computer programs or software that are or have been designed, created, developed, assembled, manufactured, sold, licensed or otherwise made available by Parent is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and, except as set forth in
Part 3.5(b) of the Parent Disclosure Schedule, since January 1, 2000, Parent has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; (iv) except as set forth in Part 3.5(b) of the Parent Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Parent Proprietary Asset.

     3.6 Liabilities. As of the date of this Agreement, Parent has no accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the Parent Unaudited Interim Balance Sheet; (b) liabilities that have been incurred by Parent since the date of the Parent Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices; and (c) liabilities incurred under this Agreement and the other agreements contemplated hereby.

                                      29.

     3.7  Legal Proceedings; Orders.

          (a) There is no pending Legal Proceeding, and (to the best of the knowledge of Parent) no Person has threatened to commence any Legal Proceeding:
(i) that involves any of the Parent Corporations or any of the assets owned or, to the knowledge of Parent, used by any of the Parent Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of Parent, no event has occurred, and no claim or dispute exists, that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b) There is no order, writ, injunction, judgment or decree to which any of the Parent Corporations, or any of the assets owned or, to the knowledge of Parent, used by any of the Parent Corporations, is subject. To the best of the knowledge of Parent, no officer or key employee of any of the Parent Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Parent Corporations.

     3.8 Authority; Binding Nature of Agreement. Subject to the approval of Parent's stockholders, Parent and Merger Sub have the power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of the respective boards of directors of Parent and Merger Sub. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     3.9 Vote Required. The only vote of Parent's stockholders required to approve the issuance of Parent Common Stock in the Merger is the vote prescribed by Marketplace Rule 4310 of the National Association of Securities Dealers (the "Required Parent Stockholder Vote").

     3.10 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Merger Sub of the Merger will (a) contravene, conflict with or result in any breach of any provision of the certificate of incorporation or bylaws or other charter or organizational documents of any of the Parent Corporations or of any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent; (b) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Parent Corporations or that otherwise relates to the business of any of the Parent Corporations or to any of the assets owned or used by any of the Parent Corporations; (c) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent, or any of the assets owned or, to the knowledge of Parent, used by Parent, is subject; (d) contravene, conflict with or result in a

                                      30.

violation or breach of, or result in a default under, any provision of any material Contract to which Parent is a party, or give any Person the right to declare a default or exercise any remedy under any such Contract to which Parent is a party; or (e) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the S-4 Registration Statement and the Joint Proxy Statement/Prospectus), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement by Parent or Merger Sub or the consummation by Merger Sub of the Merger.

     3.11 Full Disclosure.

          (a) This Agreement (including the Parent Disclosure Schedule) does not, and the certificate referred to in Section 7.5(b) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

          (b) None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the stockholders of the Company or the stockholders of Parent or at the time of the Company Stockholders' Meeting or the Parent Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

     3.12 Fairness Opinion. Parent's board of directors has received the oral opinion of Thomas Weisel Partners LLC ("Thomas Weisel"), financial advisor to Parent, to the effect that as of the date hereof, the Exchange Ratio is fair to Parent from a financial point of view and will receive Thomas Weisel's written opinion regarding the same promptly after the date hereof.

     3.13 Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

                                      31.

     3.14 Compliance with Legal Requirements. Each of the Parent Corporations has complied in all respects with all applicable Legal Requirements, except where the failure to do so would not have a Material Adverse Effect on Parent. Since January 1, 2000, none of the Parent Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

SECTION 4.  Certain Covenants of the Company and Parent

     4.1  Access and Investigation.

          (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide Parent and Parent's Representatives access to any and all of the Acquired Corporations' offices and facilities at all reasonable times; (ii) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, audit work papers and other documents and information relating to the Acquired Corporations; and (iii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, audit work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (A) all material operating and financial reports prepared by the Acquired Corporations for the Company's senior management, including copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other transactions contemplated by this Agreement; and (D) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body. All information disclosed pursuant to this Section 4.1(a) shall be subject to the terms and conditions of the confidentiality agreement dated July 13, 2000 between the Company and Parent (the "Confidentiality Agreement").

          (b) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, audit work papers and other documents and information relating to Parent; and (ii) provide the Company and the Company's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request.

                                      32.

     4.2  Operation of the Company's Business.

          (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices except to the extent inconsistent with Section 4.2(b) hereof and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Corporation Contracts that constitute Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, strategic partners, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.19; (iv) the Company shall cause to be provided all notices, assurances and support required by any Acquired Corporation Contract relating to any Proprietary Asset in order to ensure that no condition under such Acquired Corporation Contract occurs that could result in (A) any transfer or disclosure by any Acquired Corporation of any Acquired Corporation Source Code, or (B) a release from any escrow of any Acquired Corporation Source Code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; (v) the Company shall promptly notify Parent of (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement, and (B) any Legal Proceeding commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the Merger or any of the other transactions contemplated by this Agreement; and (vi) the Company shall cause its Chief Executive Officer to report regularly, but no less frequently than every five business days, to Parent concerning the status of the Company's business and shall (to the extent requested by Parent) cause its other officers to report regularly to Parent concerning the status of the Company's business. The Company shall give Parent reasonable advance notice of any meetings of management of the Company and shall provide Parent with the opportunity to cause a designee of Parent to attend and participate in any such meetings. It is acknowledged that Stephen Kelly, Samuel Spadafora and Parent's legal counsel shall be the primary representatives of Parent with respect to the matters set forth in this Section 4.2(a) and Section 4.2(b) below. In the event that a disagreement arises between Parent and the Company with respect to the matters governed by this Section 4.2(a) and Section 4.2(b) below, Parent agrees that its Chief Executive Officer and the Company agrees that the chairman of the Company's board of directors will be made available to assist in resolving any such dispute.

          (b) Except as set forth in Schedule 4.2(b), during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit any of the other Acquired Corporations to:

              (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

              (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other

                                      33.

security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement and (y) pursuant to the ESPP);

               (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding Company Option, Company Warrant or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

               (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

               (v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

               (vi)   make any capital expenditure;

               (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract (including, without limitation, any Contract requiring any of the Acquired Corporations to license, sell or otherwise make available to any Person any product, system or software, any Contract with respect to the lease of real property and any Contract with or relating to any employee) or amend or terminate, or waive or exercise any right or remedy under, any Contract;

               (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or waive or relinquish any right;

               (ix) lend money to any Person, forgive any indebtedness, or incur or guarantee any indebtedness;

               (x) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

               (xi) hire any new employee, promote any employee or engage any consultant or independent contractor;

               (xii) change any of its product return policies, personnel policies or any of its methods of accounting or accounting practices in any respect;

               (xiii) make any Tax election;

                                      34.

               (xiv)  commence or settle any Legal Proceeding;

               (xv) enter into any material transaction or take any other material action; or

               (xvi) agree or commit to take any of the actions described in clauses "(i)" through "(xv)" of this Section 4.2(b).

     In the event that the Company desires to take any of the actions set forth in Sections 4.2(b)(vi), 4.2(b)(vii), 4.2(b)(viii), 4.2(b)(x), 4.2(b)(xi) or
4.2(b)(xv) or wishes to grant options under its stock option plans to employees hired by the Company after the date of this Agreement to purchase no more than a total of 35,000 shares of Company Common Stock, and such action is proposed to be taken by the Company in the ordinary course of business and consistent with past practices and Parent does not initially consent to such action, the Company shall be entitled to take such action to the extent that such action is jointly approved in writing by both the Chief Executive Officer of Parent and the member of the Company's board of directors that has been designated to join the board of directors of Parent after the Closing as provided in Section 5.16 hereof; provided, however, that, without the consent of Parent, in no event shall the Company enter into any Contract requiring it to license, sell or otherwise make available to any Person any product, system or software that is not fully developed and ready for commercial sale as of the date of such Contract. The Company shall be obligated to comply with Section 5.18 below regardless of whether any action may be validly taken pursuant to this Section 4.2(b).

          (c) During the Pre-Closing Period, each party shall promptly notify the other party in writing of: (i) the discovery by the disclosing party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by such party in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by such party in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such party; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on either the Acquired Corporations or Parent, as the case may be. Without limiting the generality of the foregoing, each party shall promptly advise the other in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to such party or such party's Subsidiaries. No notification given by one party to the other party pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the disclosing party contained in this Agreement.

     4.3  No Solicitation.

          (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired

                                      35.

Corporations directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.3, (2) the board of directors of the Company determines in good faith, based upon the advice of an independent financial advisor of nationally recognized reputation, that such Acquisition Proposal is reasonably likely to lead to a Superior Offer, (3) the board of directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (4) prior to furnishing any such information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing customary "standstill" provisions, and (5) prior to furnishing any such information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with of any of the provisions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

          (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

                                      36.

          (c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

          (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

SECTION 5.  Additional Covenants of the Parties

     5.1 Registration Statement; Joint Proxy Statement/Prospectus. As promptly as practicable after the date of this Agreement, Parent and the Company shall use all commercially reasonable efforts to prepare and cause to be filed with the SEC the Joint Proxy Statement/Prospectus, and Parent shall use all commercially reasonable efforts to prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Parent and the Company shall use commercially reasonable efforts to make such filings no later than January 29, 2001. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Parent will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent's stockholders, and the Company will use all reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

     5.2  Company Stockholders' Meeting.

          (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is

                                      37.

declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

          (b) Subject to Section 5.2(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's board of directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and
(ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

          (c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (ii) the Company provides Parent with reasonable prior notice of any meeting of the Company's board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iii) the Company's board of directors determines in good faith (based upon the advice of an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (iv) the Company's board of directors determines in good faith, after having taken into account the advice of the Company's outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; (v) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within five business days after Parent receives written notice from the Company confirming that the Company's board of directors has determined that such offer is a Superior Offer; and (vi) neither the Company nor any of its Representatives shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3.

          (d) The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

     5.3  Parent Stockholders' Meeting.

          (a) Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger (the "Parent Stockholders' Meeting"). The Parent Stockholders' Meeting will be held on the same day as the Company Stockholders' Meeting. Parent shall ensure that all proxies

                                      38.

solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

          (b) Subject to Section 5.3(c): (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Parent recommends that Parent's stockholders vote to approve the issuance of Parent Common Stock in the Merger (the recommendation of Parent's board of directors that Parent's stockholders vote to approve the issuance of Parent Common Stock in the Merger being referred to as the "Parent Board Recommendation"); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

          (c) Notwithstanding anything to the contrary contained in Section 5.3(b)(i), at any time prior to the approval of the issuance of Parent Common Stock in the Merger by the stockholders of Parent, the Parent Board Recommendation may be withdrawn or modified if the board of directors of Parent concludes in good faith, after having taken into account the advice of Parent's outside legal counsel, that the withdrawal or modification of the Parent Board Recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent's stockholders under applicable law.

          (d) Parent's obligation to call, give notice of and hold the Parent Stockholders' Meeting shall not be limited or otherwise affected by any withdrawal or modification of the Parent Board Recommendation.

     5.4 Regulatory Approvals. Each party shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other

                                      39.

foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

     5.5  Stock Options and ESPP.

          (a) Subject to Section 5.5(b), at the Effective Time, each Company Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms of the stock option agreement by which it is evidenced (as such plans and agreements may have been amended prior to the date of this Agreement). Accordingly, from and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Exchange Ratio and rounding up to the nearest cent and
(iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and, except as required by law, the term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code, if applicable and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, as promptly as practicable after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 5.5(a).

          (b) Notwithstanding anything to the contrary contained in this Section 5.5, in lieu of assuming outstanding Company Options in accordance with Section 5.5(a), Parent may, at its election, cause such outstanding Company Options to be replaced by issuing substantially equivalent replacement stock options in substitution therefor.

          (c) Prior to the Effective Time, the Company shall take all action and, where relevant, shall obtain such consents (both from holders of Company Options and from Governmental Bodies) that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.

                                      40.

          (d) As of the Effective Time, all outstanding rights to purchase Company Common Stock pursuant to the ESPP ("Purchase Rights") shall be cancelled in accordance with clause (c) of Section 16 of the ESPP, and the ESPP shall be terminated. The Company shall take all such actions as are necessary to notify participants in the ESPP of the cancellation of the Purchase Rights and to provide each participant the opportunity to exercise his or her Purchase Rights as of a date, which shall be not less then ten (10) days preceding the Closing Date, established by the Company's board of directors, all in accordance with clause (c) of Section 16 of the ESPP. In addition, the Company's board of directors shall make such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the Effective Time, the Company shall take all other further actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this
Section 5.5(d).

     5.6  Warrants.

     Each Company Warrant, if any are outstanding and unexercised immediately prior to the Effective Time, will be converted into a warrant to purchase Parent Common Stock (a "Replacement Warrant"), provided that (A) each Replacement Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (B) the number of shares of Parent Common Stock subject to each such Replacement Warrant shall be equal to the number of Company Common Stock subject to such warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding down to the nearest whole share, (C) the per share exercise price under each such Replacement Warrant shall be adjusted by dividing the per share exercise price under such warrant by the Exchange Ratio and rounding up to the nearest whole cent and (D) any restriction on the exercise of any such Replacement Warrant shall continue in full force and effect and the term, exercisability and other provisions of such warrant shall otherwise remain unchanged; provided, however, that each Replacement Warrant assumed by Parent in accordance with this Section 5.6 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

     5.7  Employee Benefits.

          (a) Parent agrees that all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health and welfare benefit plans; provided, however, that (i) nothing in this
Section 5.7 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan at any time, and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan, then (upon expiration of any appropriate transition period), the Continuing Employees shall be eligible to participate in Parent's health and welfare benefit plans, to substantially the same extent as similarly situated employees of Parent. Nothing in this Section
5.7 or elsewhere in this Agreement (i) shall be construed to create a right in any employee to employment with Parent, the

                                      41.

Surviving Corporation or any other Subsidiary of Parent and (ii) the employment of each Continuing Employee shall be "at will" employment, if permitted under applicable law.

          (b) The Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all employee benefit plan sponsored or maintained by any of the Acquired Corporations (or in which any of the Acquired Corporations participate) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a "Company 401(k) Plan") unless Parent provides written notice to the Company prior to the Effective Time that any such Company 401(k) Plan(s) shall not be terminated. Parent shall receive from the Company evidence that the Company 401(k) Plan(s) have been terminated pursuant to resolutions of the Company's board of directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time. Parent agrees to take (or cause to be taken) all actions necessary or appropriate to cover, under the same terms and conditions applicable to similarly situated Parent employees, the Continuing Employees under a plan sponsored by Parent that includes a cash or deferred arrangement intending to qualify under Section 401(k) of the Code ("Parent 401(k) Plan"), effective with respect to Parent's first full regular pay period beginning after the Closing Date. Parent agrees to use its best efforts to cause the Parent 401(k) Plan to accept rollover contributions of amounts properly distributed to participants from the Company 401(k) Plan(s), including any outstanding participant loan that is not in default as of the time of the rollover; provided, however, that neither Parent nor any plan administrator or trustee for the Parent 401(k) Plan shall be obligated to accept on behalf of the Parent 401(k) Plan any such rollover contributions unless (i) the participant requesting such rollover is otherwise eligible to participate in the Parent 401(k) Plan at the time of the rollover and (ii) a favorable determination letter has been received from the Internal Revenue Service with respect to the qualification of the applicable Company 401(k) Plan in connection with the termination of such Company 401(k) Plan. Parent agrees that, notwithstanding the foregoing provisions of this
Section 5.7(b), participants in the Company's 401(k) Plan(s) shall continue to direct the investment of their account balances, in accordance with applicable Plan terms, during the period after the termination date of any such Plan until Plan distribution elections are made available to participants in connection with the Plan's termination.

          (c) The Continuing Employees will be given credit under Parent employee benefit plans for services performed for any of the Acquired Corporations for purposes of participation, vesting and benefit levels, to the same extent such services are so credited under Parent's existing benefit plans; provided, however, that this Section 5.7(c) shall not apply for purposes of vesting under an option or other equity incentive award granted after the Effective Time.

     5.8  Indemnification of Officers and Directors.

          (a) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the Company's Bylaws (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent permitted by Delaware law for a period of six years from the Effective Time.

                                      42.

            (b) From the Effective Time until the third anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement in the form disclosed by the Company to Parent prior to the date of this Agreement (the "Existing Policy"), to the extent directors' and officers' liability insurance coverage is commercially available; provided, however, that the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage.

     5.9 Additional Agreements. Subject to Section 5.9(b), Parent and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement as soon as possible after the date of this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.9(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Parent shall promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Parent during the Pre-Closing Period.

     5.10 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and shall not permit any of their respective Subsidiaries or any Representative of Parent or any of the Acquired Corporations to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure in writing or (b) the disclosing party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

     5.11 Affiliate Agreements. The Company shall use all reasonable efforts to cause each Person identified in Part 2.20 of the Company Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Joint Proxy Statement/Prospectus to the Company's stockholders, an Affiliate Agreement in the form of Exhibit C. The Company shall not register, or allow its transfer agent to register, on its books any transfer of any shares of Company Common Stock by any "affiliate" of the Company who has not provided a signed Affiliate Agreement in accordance with this Section 5.11.

     5.12 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Hale and Dorr

                                      43.

LLP tax representation letters in customary form. Parent, Merger Sub and the Company shall each confirm to Cooley Godward LLP and to Hale and Dorr LLP the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code. Following delivery of the tax representation letters pursuant to the first sentence of this Section 5.12, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward LLP and Hale and Dorr LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely upon reasonable assumptions and the tax representation letters referred to in this Section 5.12.

    5.13 Letter of the Company's Accountants. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

    5.14 Resignation of Officers and Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.

    5.15 Listing. Parent shall use reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq National Market.

    5.16 Board of Directors. Prior to the Effective Time, Parent shall use all commercially reasonable efforts to cause the board of directors of Parent to consist, as of the Effective Time, of ten directors, (a) nine of whom shall be Persons designated by Parent, and (b) one of whom shall be Persons designated by the Company; provided that such individual is not an employee of any of the Acquired Corporations. If any such Persons are not able to serve as directors of Parent as of the Effective Time, the party on whose board such Person presently sits shall select a replacement pursuant to and subject to the terms of this
Section 5.16.

    5.17 MarketSwitch Corporation Warrant. Without the prior written consent of Parent, the Company shall not at any time on or prior to the Closing Date exercise any right it may have to acquire the common stock of MarketSwitch Corporation ("MarketSwitch") pursuant to a Warrant to Purchase Common Stock of MarketSwitch, dated March 31, 2000, (the "MarketSwitch Warrant") or otherwise.

    5.18   Expense Amounts in 2001.

           (a) For purposes of this Section 5.18, the following terms have the meanings set forth below:

               (i) "First Quarter End Date" shall mean March 31, 2001;

                                      44.

               (ii) "Monthly First Quarter End Date" shall mean January 31, 2001 and February 28, 2001;

               (iii) "Operating Expenses" shall mean the sum of sales and marketing expenses, research and development expenses and general and administrative expenses of the Company computed on a consolidated basis and in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, such sum shall not include (A) non-cash expenses incurred by the Company during the first fiscal quarter of 2001, (B) expenses incurred by the Company in connection with this Agreement and (C) non-recurring expenses related to actions taken by the Company in connection with the corporate restructuring of the Company after the date of this Agreement provided that and only if Parent shall have consented to all of such actions and the resulting non-recurring expenses.

          (b) The Company shall use its best efforts to ensure that (i) its Operating Expenses for the first fiscal quarter of 2001 shall not exceed $11,500,000 in the aggregate as calculated pursuant to the terms and conditions of this Section 5.18 on the First Quarter End Date and (ii) such Operating Expenses shall not exceed $3,800,000 per month as calculated pursuant to the terms and conditions of this Section 5.18 for each month ended on each Monthly First Quarter End Date prior to the First Quarter End Date.

          (c) Within 10 business days after a Monthly First Quarter End Date and the First Quarter End Date, the Company shall prepare and deliver to Parent a statement (the "Operating Expense Statement") setting forth in detail the Operating Expenses for each month ended on such Monthly First Quarter End Date and the Operating Expenses for the fiscal quarter ended on the First Quarter End Date. In the event that Parent objects to the Company's calculation of the Operating Expenses for any month ended on a Monthly First Quarter End Date or for the fiscal quarter ended on the First Quarter End Date, then, within 10 business days after the delivery to Parent of the Operating Expense Statement for such month or fiscal quarter, Parent shall deliver to the Company a written notice (an "Objection Notice") describing in reasonable detail Parent's objections to the Company's calculation of the amounts set forth in the Operating Expense Statement, accompanied by a statement setting forth the amounts determined by Parent to represent the Operating Expenses for such month or fiscal quarter or a request for additional information from the Company that Parent may require in order to determine such Operating Expenses. If Parent delivers an Objection Notice to the Company within the 10-day period referred to in the second sentence of this Section 5.18(c), and if the Company and Parent are unable to agree upon the calculation of the Operating Expense Statement, within 15 days after an Objection Notice is delivered to the Company, the dispute shall be finally settled by a "Big Five" or similar independent accounting firm selected by Parent (and reasonably acceptable to the Company). The determination by the independent accounting firm of the Operating Expenses for such month or fiscal quarter shall be conclusive and binding on Parent and the Company. Parent and the Company shall each bear and pay 50% of the fees and other expenses of such independent accounting firm.

SECTION 6.  Conditions Precedent to Obligations of Parent and Merger Sub

                                      45.

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

     6.1  Accuracy of Representations.

          (a) The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all material respects as of such particular time); provided, however that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

          (b) The representations and warranties of the Company contained in Sections 2.1, 2.2, 2.3, 2.4, 2.13, 2.15, 2.16, 2.17(i), 2.17(k), 2.20, 2.22,
2.23, 2.25, 2.26(a), 2.26(b), 2.26(c), 2.26(g), 2.28 and 2.29 of this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all respects as of such particular time), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations; provided, however that, for purposes of determining the accuracy of such representations and warranties (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

     6.2 Performance of Covenants. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

     6.4  Stockholder Approval.

          (a) This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Company Stockholder Vote.

          (b) The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

                                      46.

     6.5 Consents. All necessary governmental or corporate Consents, assignments or approvals as may be required or appropriate to be obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     6.6 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

          (a) Affiliate Agreements in the form of Exhibit C, executed by each Person who could reasonably be deemed to be an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company;

          (b) a letter from PricewaterhouseCoopers LLP, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.13;

          (c) a legal opinion of Cooley Godward LLP, dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Cooley Godward LLP may rely upon reasonable assumptions and the tax representation letters referred to in Section 5.12, and (ii) if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Hale and Dorr LLP renders such opinion to Parent);

          (d) a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4(a), 6.4(b), 6.5, 6.6(a), 6.9, 6.10, 6.11 and
6.12 have been duly satisfied; and

          (e) the written resignations of all officers and directors of each of the Acquired Corporations, effective as of the Effective Time.

     6.7 HSR Act. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Merger for a period of time; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

     6.8 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     6.9 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

                                      47.

     6.10 No Governmental Litigation. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that could materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.

     6.11 No Other Litigation. There shall not be pending (a) any Legal Proceeding brought against any of the Acquired Corporations by any stockholder of the Acquired Corporations (other than a Legal Proceeding brought by any such stockholder that relates solely to the value of the Merger as expressed by the Exchange Ratio and no other matter) or (b) any Legal Proceeding seeking to obtain from any of the Acquired Corporations any damages or other relief equal to or in excess of $1,000,000 and there shall not be any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or to the knowledge of the Company, used by any of the Acquired Corporations, is subject which has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that could have a Material Adverse Effect on the Acquired Corporations or a Material Adverse Effect on
Parent: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; (d) that would materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

     6.12 MarketSwitch Warrant. Parent shall have received assurances reasonably satisfactory to it that the MarketSwitch Warrant has not been exercised by the Company either in whole or in part.

SECTION 7.  Conditions Precedent to Obligation of the Company

     The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

                                      48.

     7.1  Accuracy of Representations.

          (a) The representations and warranties of Parent contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all material respects as of such particular time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

          (b) The representations and warranties of Parent contained in Sections 3.1, 3.2, 3.3, 3.8, 3.9, 3.10, 3.11, 3.13 and 3.14 of this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties which address matters only as of a particular time, which shall have been accurate in all respects as of such particular time), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect on Parent; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

     7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

     7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

     7.4  Stockholder Approval.

          (a) This Agreement shall have been duly adopted and the Merger shall have been approved by the Required Company Stockholder Vote.

          (b) The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

     7.5  Documents.  The Company shall have received the following documents:

          (a) a legal opinion of Hale and Dorr LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Hale and Dorr LLP may rely upon

                                      49.

reasonable assumptions and the tax representation letters referred to in Section 5.12, and (ii) if Hale and Dorr LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward LLP renders such opinion to the Company); and

          (b) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1, 7.2 and 7.4(b) have been duly satisfied.

     7.6 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     7.7 Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the Nasdaq National Market.

     7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

SECTION 8.  Termination

     8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company's stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders):

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company if the Merger shall not have been consummated by June 30, 2001; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by June 30, 2001 is attributable to a failure on the part of such party to perform any in this Agreement required to be performed by such party at or prior to the Effective Time;

          (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

          (d) by either Parent or the Company if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Stockholders' Meeting by the Required Company Stockholder Vote (and shall not have been adopted by the Required Company Stockholder Vote at any adjournment or postponement thereof);

                                      50.

          (e) by either Parent or the Company if (i) the Parent Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent's stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in the Merger, and (ii) the issuance of Parent Common Stock in the Merger shall not have been approved at the Parent Stockholders' Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote;

          (f) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

          (g) by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in the Company's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach; or

          (h) by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in Parent's representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach.

     8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and
Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

     8.3  Expenses; Termination Fees.

          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

                                      51.

               (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Joint Proxy Statement/Prospectus and any amendments or supplements thereto and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation; and

               (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) and at or prior to the time of the termination of this Agreement an Acquisition Offer shall have been disclosed, announced, commenced, submitted or made, or if this Agreement is terminated by Parent pursuant to Section 8.1(f), then in any such case (and without limiting any obligation of the Company to pay any additional fee payable pursuant to Section 8.3(c)) the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 8.3(b), in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger up to $2,000,000.

          (b) In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(d), any nonrefundable payment required to be made pursuant to clause "(ii)" of the proviso to Section 8.3(a) shall be made by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), any nonrefundable payment required to be made pursuant to clause "(ii)" of the proviso to Section 8.3(a) shall be made by the Company within two business days after such termination.

          (c) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) and at or prior to the time of the termination of this Agreement an Acquisition Offer shall have been disclosed, announced, commenced, submitted or made, or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(f), then the Company shall pay to Parent, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to $1,000,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company prior to the time of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

          (d) If the Company fails to pay when due any amount payable by the Company under this Section 8.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such

                                      52.

overdue amount is actually paid to Parent in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

SECTION 9.  Miscellaneous Provisions

     9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after adoption of this Agreement by the Company's stockholders and whether before or after approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders); provided, however, that (i) after any such adoption and approval of this Agreement and approval of the Merger by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders, and (ii) after any such approval of the issuance of Parent Common Stock in the Merger by Parent's stockholders, no amendment shall be made which by law or NASD regulation requires further approval of Parent's stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.2    Waiver.

            (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

     9.4 Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement (relating to the protection of confidential information) shall not be superceded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might

                                      53.

otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

     9.6 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty (unless it is clearly apparent that such information is intended to qualify another representation or warranty or it is appropriately cross-referenced). The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 3, and shall not be deemed to relate to or to qualify any other representation or warranty (unless it is clearly apparent that such information is intended to qualify another representation or warranty or it is appropriately cross-referenced).

     9.7 Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever.

     9.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, or (b) two business days after sent by registered mail or by courier or express delivery service or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                                      54.

            if to Parent or Merger Sub:

                 Chordiant Software, Inc.
                 20400 Stevens Creek Blvd., Suite 400
                 Cupertino, CA 95014-2217
                 Facsimile No. (408) 517-0270

                 Attn: Chief Executive Officer

                 with a copy to:

                 Cooley Godward LLP
                 3175 Hanover Street
                 Palo Alto, CA  94304
                 Facsimile No. (650) 849-7400

                 Attn:  Suzanne Sawochka Hooper, Esq.

            if to the Company:

                 Prime Response, Inc.
                 150 Cambridgepark Drive
                 Cambridge, MA 02140
                 Attn:  Chief Executive Officer

                 with a copy to:

                 Hale and Dorr LLP
                 60 State Street
                 Boston, MA
                 02109-1803
                 Facsimile No. (617) 526-5000

                 Attn:  John A. Burgess, Esq.

     9.10 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

     9.11 Severability In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.


                                      55.

     9.12   Construction.

          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

          (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

                                      56.

     In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.


                                   Chordiant Software, Inc.



                                   By: /s/ Samuel T. Spadafora
                                       ------------------------
                                   Name:  Samuel Spadafora
                                   Title: Chairman and
                                          Chief Executive Officer



                                   Puccini Acquisition Corp.



                                   By: /s/ Samuel T. Spadafora
                                       ------------------------
                                   Name:  Samuel Spadafora
                                   Title: President



                                   Prime Response, Inc.



                                   By: /s/ Peter J. Boni
                                       -----------------
                                   Name:  Peter J. Boni
                                   Title: President and CEO

                                      57.

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     Acquired Corporation Contract. "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

     Acquired Corporation Proprietary Asset. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

     Acquired Corporation Source Code. "Acquired Corporation Source Code" shall mean any source code, or any portion, aspect or segment of any source code, relating to any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

     Acquisition Offer. "Acquisition Offer" shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Proposal. "Acquisition Proposal" shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

          (c)  any liquidation or dissolution of any of the Acquired
Corporations.

                                     A-1.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

     Company Common Stock. "Company Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

     Company Disclosure Schedule. "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

     Company Preferred Stock. "Company Preferred Stock" shall mean the Preferred Stock, $0.01 par value per share, of the Company.

     Company Triggering Event. A "Company Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company's stockholders vote to adopt this Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation, or shall have taken any other action which is reasonably determined by Parent to indicate that the board of directors of the Company might withdraw or modify such recommendation; (ii) the board of directors takes any action that is inconsistent with supporting the Merger or making the Company Board Recommendation; (iii) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders;
(iv) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that the Merger is in the best interests of the Company's stockholders, within five business days after Parent requests in writing that such recommendation or determination be reaffirmed; (v) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (vi) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal; (vii) the Company shall have failed to convene the Company Stockholders' Meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act; (viii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (ix) an Acquisition Proposal is publicly announced, and the Company (A) fails to issue a press release announcing its opposition to such Acquisition Proposal within five business days after such Acquisition Proposal is announced or (B) otherwise fails to actively oppose such Acquisition Proposal; or (x) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 4.3 of the Agreement.

     Company Unaudited Interim Balance Sheet. "Company Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2000 included in the Company SEC Documents.

                                     A-2.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     Form S-4 Registration Statement. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     Governmental Authorization.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

     HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Joint Proxy Statement/Prospectus. "Joint Proxy Statement/Prospectus" shall mean the joint proxy statement/prospectus to be sent to the Company's stockholders in connection with the

                                     A-3.

Company Stockholders' Meeting and to Parent's stockholders in connection with the Parent Stockholders' Meeting.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD or the Nasdaq National Market).

     Material Adverse Effect. Any change, effect, event, occurrence, state of facts or development will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such change, effect, event, occurrence, state of facts or development had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that none of the following, in and of itself, shall constitute a Material Adverse Effect on the Acquired Corporations: (A) a change in the market price or trading volume of the Company Common Stock; (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which the Company participates, the U.S. economy as a whole or foreign economies in any locations where any of the Acquired Corporations has material operations or sales, so long as such conditions do not affect the Acquired Corporations in a materially disproportionate manner; (C) any failure by the Company to meet internal projections or forecasts, analysts' expectations or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; and (D) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to entering into, compliance with the terms of, or the taking of any action required by this Agreement. Any change, effect, event, occurrence, state of facts or development will be deemed to have a "Material Adverse Effect" on Parent if such change, effect, event, occurrence, state of facts or development had or could reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole or (ii) the ability of Parent to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement; provided, however, that none of the following, in and of itself, shall constitute a Material Adverse Effect on Parent: (A) a change in the market price or trading volume of the Parent Common Stock; (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the industries in which Parent or any of its Subsidiaries participates, the U.S. economy as a whole or foreign economies in any locations where Parent or any of its Subsidiaries has material operations or sales, so long as such conditions do not affect

                                     A-4.

Parent or any of its Subsidiaries in a materially disproportionate manner; (C) any failure by Parent to meet internal projections or forecasts, analysts' expectations or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; and (D) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to entering into, compliance with the terms of, or the taking of any action required by this Agreement.

     Parent Acquisition Proposal. "Acquisition Proposal" shall mean any offer or proposal, (other than an offer or proposal made or submitted by any of the Acquired Corporations) contemplating or otherwise relating to any Parent Acquisition Transaction.

     Parent Acquisition Transaction. "Acquisition Transaction" shall mean any transaction or series of transactions involving:

          (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Parent is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Parent, or (iii) in which Parent issues securities representing more than 20% of the outstanding securities of any class of voting securities of Parent;

          (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Parent; or

          (c)  any liquidation or dissolution of Parent.

     Parent Common Stock. "Parent Common Stock" shall mean the Common Stock, $0.001 par value per share, of Parent.

     Parent Disclosure Schedule. "Parent Disclosure Schedule" shall mean the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of this Agreement and signed by the Chief Executive Officer of Parent.

     Parent Preferred Stock. "Parent Preferred Stock" shall mean the Preferred Stock, $0.001 par value, of the Company.

     Parent Unaudited Interim Balance Sheet. "Parent Unaudited Interim Balance Sheet" shall mean the unaudited consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2000 included in the Parent SEC Documents.

     Person.  "Person" shall mean any individual, Entity or Governmental Body.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious

                                     A-5.

business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, models, algorithm, formula, compound, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     SEC.  "SEC" shall mean the United States Securities and Exchange
Commission.

     Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

     Subsidiary. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

     Superior Offer. "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding shares of Company Common Stock on terms that the board of directors of the Company determines, in its reasonable judgment, based upon the advice of an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party.

     Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax, levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

     Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

                                     A-6.